Exhibit 99.1

National Financial Partners

Memorandum

To:	PartnersFinancial Firm Principals, NFP Firm Principals, NFP Employees

From:	Bob Carter

Date:	February 29, 2008

Re:	KBW Research Report – My Comments

As some of you are aware, Keefe, Bruyette & Woods (KBW) issued a report this morning downgrading NFP as a result of the recent announcement of the change of my role with NFP from an officer to Chairman Emeritus of PartnersFinancial and consultant.

My relationship with PartnersFinancial and NFP continues. Under the terms of my ongoing agreement with NFP, I will serve on the Advisory Council of PartnersFinancial and be available to the next president of PartnersFinancial for advice, projects and counsel, as requested. I plan to stay very involved with the firms, most of whom I have known for more than a decade and consider not only the best professionals in the industry, but good friends. Other projects and opportunities within NFP may arise during the next two years.

Helping to build PartnersFinancial and NFP into what they are today did not come without sacrifice. The intensity and travel that it took to turn dreams into realities robbed my family of much of my time and focus over the years and there just hasn’t been enough quality time to go around. I continue to work with PartnersFinancial and NFP, but relieving myself of day-to-day management responsibilities will allow me to spend more time with my family and on a number of personal interests.

I believe that NFP’s business is fundamentally sound and I look forward to help take NFP to the next stage of its development as a great company.